JULIUS BAER INVESTMENT FUNDS
N-SAR Filing dated 04/30/2005

77C

Special Meeting of Stockholders

A Special Meeting of Stockholders ("Special Meeting") of the Julius Baer Investment Funds (the "Trust") was held on Nov. 29, 2004. 179,784,323.539 shares (67.598% of the record date common shares) were represented at the meeting. The matters below were voted by the Shareholders.

Proposal I: The election of Antoine Bernheim, Thomas Gibbons and Michael K. Quain as Trustees of the Trust.

Elected by All Shareholders                                                     Affirmative     Withheld
Antoine Bernheim. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 177,321,240.263   2,463,083.276
Thomas Gibbons. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 177,350,187.695   2,434,135.844
Michael K. Quain . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 177,772,084.207  2,012,239.332

Messrs. Harvey B. Kaplan, Robert S. Matthews, Gerard J.M. Vlak, Peter Wolfram and Bernard Spilko continue in office as trustees.